Exhibit 99.1

Superclick Inc.
Fiscal Year 2008 Results Conference Call
January 22, 2009

Operator: Good afternoon ladies and gentlemen and welcome to the – Superclick Inc., 2008 Year End Results Conference Call.  At this time, all participants are in a listen-only mode.  Following today’s presentation, instructions will be given for the question-and-answer session.  If anyone needs assistance at any time during the conference, please press the star followed by the zero.  As a reminder, this conference is being recorded today Thursday, January 22 of 2009.

And, at this time I would like to turn the conference over to Jean Perrotti, Chief Financial Officer.  Please go ahead sir.

JEAN PERROTTI:

Thank you, and good afternoon. Joining me on today’s call is Sandro Natale, Superclick’s chief executive officer.

Before we begin, I would like to remind you that during the course of this conference call, we will make forward-looking statements regarding, among other things, estimates and assumption regarding our future revenue growth and profitability. These statements are predictions that are subject to risks and uncertainties that may cause actual results to differ materially from our projections. By providing this information, we undertake no obligation to update or revise any projections or forward-looking statements, whether as a result of new developments or otherwise.

For additional discussion of risk factors that ould cause actual results to differ materially from our current expectations, please refer to our press release issued January 22, 2009 which is available on our Web site at www.superclick.com, our latest form 10-KSB for the year ended October 31, 2008, as well as our other filings made with the Securities and Exchange Commission/  We also invite you to join our mailing list by completing the application form on our website.

I also want to mention before we proceed that all financial numbers are prepared, unless noted, in accordance with U.S. generally accepted accounting principles.

Now, I will discuss key financial highlights from the year.

•
Total revenue was $6,762,867, an increase of $1,980,164, or 41.4% over the same period last year.  Our revenue by segment was approximately $3.7 million in sales of our IP management platform, up 52.2% or $1.2 million from the same period last year and approximately $3 million in sales for our services business, an increase of 29.9% or $691 thousand on a year-over-year basis. The improvements in each of our business segements were mainly due to the increased installation-type work compared to the same period last year.

•
We produced $3,344,728 of Gross Profit dollars with a  gross margin of 49.5%. We successfully continue to deploy and service our new and existing installations in a manner that is both effective and efficient resulting in continued strength in margins;

•
SG&A expenses were 18.6% of net sales at $1,258,848, compared to $1,388,927 or 29% of net sales last year for the same period.  On a year over year basis, our SG&A was reduced by 9.4%. This is the third consecutive year that SG&A has been reduced without impeding growth. SG&A has been reduced by 50.9% since the fiscal year ended October 31, 2005 while revenue has grown 181%.

•	Income before income taxes and interest was $1,840,843 compared to $732,403 last year, a 151.3% improvement.
•	Net income was $1,560,177 or $0.04 basic and $0.02 per diluted share.

Balance Sheet

Let’s now move to the Balance Sheet. Total cash as of October 31 2008 was approximately $781,000 , compared with approximately $790,000 reported last year.

We ended the year with slightly more than $2.1 million in accounts receivable, an increase of $1.3 million, or about 156% on a year-over-year basis.

The accounts receivable plus cash on hand to trade accounts payable ration was 3.82 to 1. Our current ratio, defined as current assets over current liabilities imrpvoed to 96:1, up 97% from last year. Included in the current liabilities is approximately $1 million of debt compared to approximately $1.8 million last year. The debt consists of $841,555 in debt in the form of a convertible debenture and $193,400 in the form of a note.

And now, Sandro will discuss our business operations.

SANDRO NATALE

Thank you, Jean.

2008 was a remarkable year for Superclick in many respects despite the challenging environment in the North American and global economies. We reported the second consecutive year of double-digit top-line revenue growth as well as growth in net income by more than 60%. Amongst our other accomplishments that we reported:

•	90.1% year-over-year increase in net income;
•	41% year-over-year increase in revenue;
•	151% year-over-year increase in operating profit;
•	8 consecutive quarters of 40% or greater gross margin;
•	8 consecutive quarters of operating profit;
•	52% year-over-year increase in product sales (2007/2008);
•	30% year-over-year increase in services revenues (2007/2008);
•	38% year-over-year increase in total revenues (2007/2008);
•	Revenue Compound Annual Growth Rate of 27.3% since 2005;

For the past three years, as we have focused developing our technology and building a better IP management solution to the hospitality industry, we have also focused on operating our business in a streamlined capacity, creating as much efficiency across our business as we could in order to keep our operating costs down. The primary driver of this strategy was our goal to reaching operational break-even, and then profitability as quickly as we could. For example, our operating costs in 2008 were 45% lower than they were in 2005, while our revenue was 110% higher.

In the second quarter of fiscal year 2007, we achieved our first quarter of net income, posting 10% net margins. As of our fiscal year ended October 31, 2008, our net margins have grown to 23%, and our outlook for the next year remains positive.

We have been disciplined in managing our cash flow and have been constant in our approach to reduce our debt. From the fiscal year ended October 31, 2007 to the fiscal year ended October 31, 2008, we have reduced our debt by more than 42% from $1.8 million to just over $1 million

I am pleased to announce that we have negotiated an arrangement with Chicago Venture Partners, our largest debt holder a final payment under which Superclick will make a lump-sum payment of $720,000 in cash in exchange for a full and final release of its $800,000 obligation with Chicago Venture Partners. The planned date of the payment is January 23, 2009

In 2008 we added 32,000 rooms, bringing the total number of hotel rooms experiencing Superclick’s world-class IP infrastructure management and customer support to 115,000. We added 75 properties, bringing our total number of properties under management to 567.

While we continued to make strong progress with our customers in North America, we recognized that prevailing economic conditions could likely cause delays in projects and expansion. So we accelerated our efforts to expand our presence into Asia with leading brands like the Mandarin Oriental, Four Seasons, and Fairmont. We have also recently begun trials with leading brands in Dubai.

We think that Asia and the Middle East  will continue to demonstrate more resilience in the global economic crisis than most other developed and developing regions of the world, and we are working to develop a foothold in these markets which we believe will be the platform for our growth into 2010 and beyond. GDP forecasts for the Middle East into 2009 remain positive at more than 4% as well as China, at greater than 7%. Brands that we are talking with continue to discuss plans for expansion into these regions, and we expect to win a significant amount of business here.

What is important to emphasize is that while our decision to expand our business into Asia and the Middel East  in the next year is driven by the fact that these markets represent tremendous opportunities for growth, it is being supported by the fact that we are entering these markets with established partners and hotel brands which we have built strong relationships in North America with over the past five years. Our long-standing relationships, superior performance and commitment to our customers has laid the groundwork for a more efficient and accelerated path to growth on a global basis.

At present and through our existing relationships, we have identified 60 properties being developed or upgraded in the U.A.E, Saudi Arabia and surrounding countries. which we expect to have an opportunity to win as customers and 30 similar opportunities in Asia. And we expect this number to expand through 2009 and well into 2010. We have added to our present English, French and Spanish call center Mandarin,Arabic and Japanese to support our international expected growth.

In North America, we made strong progress in growing our business with leading brands including the Four Seasons and have turned the corner in establishing a foundation for business with the Starwood Hotels and Resorts brand. In 2008 we were selected by Starwood as one of its approved vendors to replace Unisys as their HSIA Gateway and Help Desk. We were also selected as the preferred gateway for Kimpton Hotels and Dolce International.

A fundamental value that we have at Superclick which has served us well, and our customers, is our commitment to developing our technology and our customer service solutions with the sole focus on making the guest experience in the hotel environment better. If our technology and services accomplish this goal, then we will raise our value proposition to our hotel customers. We think we have done so, and we continue to strive to get even better.

One of the ways that we have done so is in developing an advanced network management and administrative tools for the network that are sufficiently deep and transparent to allow for optimal network management, yet which are easy-to-use, and seamless to the network administrator. The result is that hotels with our IP-converged infrastructure management in place, supported by our 24x7 multi-lingual customer support center in Montreal, provide their guests with a truly world-class suite of services over their IP networks and have unprecedented manageability over that network. Today, hotels are deploying Voice over IP phones, mini-bars over IP, video-over-IP and even energy management solutions of IP.

In 2008 we saw a challenge in the hotel environment developing. An increasing number of hotel guests have begun using internet services. In addition, they are using an increasing amount of bandwidth intensive services over hotel networks, many of which, were not initially designed to accommodate heavier loads. In addition, to the increased vulnerability to loss of service and higher costs associated to managing and delivering IP services to the guest in this environment, hoteliers also have to deal with varying degrees of importance, or priority for IP traffic on their networks. As a result, they require an ability to route traffic to appropriate service connections based on priority, time of day, traffic type and bandwidth requirements. We responded to this need with our traffic shaper technology.We also recognized that these issues were of a critical nature and developed a multi-homing application that provides hotels with load balancing,bandwidth management and failover  features that guarantee connection reliability and reduce network costs. Our multi-homing application enables hotels to more effectively scale their IP usage and services more intelligently and cost effectively while enhancing guest satisfaction and ROI. Almost immediately after we had tested and certified beta version of our application we received an order from the InterContinental Hotels Group (ICH) to integrate it into 111 of their properties throughout North America. This was a significant validation of our commitment to developing technologies and services to improve the guest experience.

Later in 2008, I was invited to speak at the InterContinental Hotels Group Numbers and Tools Finance and Technology Workshop, and to discuss further how our multi-homing application provides traffic shaping, bandwidth management and load balancing over the network to ensure optimal performance and maximum guest satisfaction.

Another challenge that we worked to address in 2008 was the disparate technology nature of the hotel industry. Hotels networks are commonly composed of several disparate technologies, with products from several vendors which have often been assembled and integrated in the network in a less than optimal design. These networks are assembled by smaller vendors with little integration resources and expertise. And investment into these networks is often made by real estate firms which often don’t take into account the real challenges, constraints and requirements of an IP infrastructure in a hotel environment. When the hotel does establish a budget for IT, it is then left to make assessments and decisions over hundreds of different vendors, and several distinct technologies. Managing the IT contracts alone can be overwhelming for most hotels.

IBM has been working on a “Hotel-in-a-Box” initiative designed to allow limited-service brand owners to sign fewer technology vendor contracts and receive core technology services, including the property management, telecommunications, high-speed internet access, call accounting, voice messaging and door-lock systems that can be deployed, managed and supported by a single vendor – IBM.

In October, we were selected by IBM and signed a multinational supplier agreement under which we are a selected IP/HSIA gateway, network monitoring and call center provider for its Hotel-in-a-Box initiative and will work with IBM as it rolls out its single vendor support and management model. This is an important step to providing hoteliers with another layer of value-added service to their guest and we are proud to be part of IBM’s team, providing its core system for deployment.

In 2008 we improved our business on every front – technology, operations, business development and economic. Our accomplishments this year, in a challenging global economic environment are a testimony to the strength of our technology, our employees and our business philosophy which is focused first and foremost on the customer.

The one area which we believe we have not executed well enough is with respect to the capital markets, and in particular, relating to our stock price. While, as a policy we do not speak to our stock price which we fully expect to remain volatile in the current market environment, I can say that we are making a commitment to making our story heard by a broader audience on Wall Street.

In 2008, we made a strategic decision to focus all of our efforts and resources on strengthening the foundation of our business and ensuring that it would be strong enough to weather the increasing economic headwinds that were clearly ahead of us. We believe that our foundation is firmly in place at this point, and the one comment that I will make about our stock price today, is that we believe that it is nowhere near being representative of the intrinsic value and potential of this business.

So while our plan for 2009 is to continue making progress in terms of developing our technology to meet customer needs and challenges; to continue finding ways to manage our operations in a cost-efficient manner while ensuring resources are in place to scale our revenue growth and business footprint; to continue developing business opportunities in Asia and the U.E.A.; and to paying off our debt entirely; we will add to this agenda our commitment to building awareness in our company and what we believe is an extremely compelling story for growth-oriented investors.

As founder and CEO of Superclick, I want to thank you for your continued support in our business and I look forward to what I expect to be the best year yet, for our Company, and its shareholders!

Now, I will turn the call back over to our operator for questions: